Exhibit 10.3

PRODUCTION PAYMENT AGREEMENT

Dated October 13, 2004

between

GENESIS INC.

and

ROYAL GOLD, INC.

THE TROY MINE

Lincoln County, Montana

Production Payment Agreement

i

ii

CAPTION		PAGE
Section 10.8	Governing Law	11
Section 10.9	Exhibits	11
Section 10.10	Headings	11
Section 10.11	Counterparts	12
Section 10.12	Authority	12

EXHIBITS

Exhibit A	Part I - Description of Properties Part II — Liens and Encumbrances
Exhibit B	Feasibility Study Budget
Exhibit C	Deed of Production Payment
Exhibit D	Form of Opinion of Counsel for Genesis and Revett
Exhibit E	Description of Litigation

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PRODUCTION PAYMENT AGREEMENT

THIS PRODUCTION PAYMENT AGREEMENT (“Agreement”) is made and entered into effective as of the 13th day of October, 2004, by and between ROYAL GOLD, INC., a Delaware corporation (“Royal Gold”), and GENESIS INC., a Montana corporation (“Genesis”).

RECITALS

A.           Genesis owns certain assets in northwestern Montana for the mining, milling and sale of copper and silver concentrates and the exploration for copper and silver, known collectively as the “Troy Mine”.

B.             The Troy Mine assets include patented and unpatented mining claims and fee properties, more particularly described in Part 1 of Exhibit A hereto (collectively, the “Properties”).

C.             Genesis requires certain funds to enable it to re-start production of minerals at the Troy Mine.

D.            Royal Gold is willing to provide such funds in consideration for receipt of a production payment from the Properties, in accordance with and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and the mutual benefits to be enjoyed by the parties hereto, Royal Gold and Genesis hereby agree as follows:

ARTICLE I

ROYAL GOLD PAYMENT TO GENESIS; GENESIS USE OF PROCEEDS

1.1         Royal Gold Payment. Subject to the conditions precedent set forth in Sections 3.1, 3.2 and 3.3 , and Genesis’ covenants in Article VIII, Royal Gold hereby agrees to pay Genesis the total sum of Seven Million Two Hundred Fifty Thousand United States Dollars (US$7,250,000) (the “Royal Gold Payment”), payable at Closing (defined in Section  4.1).

1.2         Genesis Use of Proceeds.  The Royal Gold Payment proceeds received by Genesis shall not be used by it for any purposes other than those contemplated by the Feasibility Study Budget attached hereto as Exhibit B, unless Royal Gold authorizes otherwise in writing, which authorization shall not be withheld unreasonably.

ARTICLE II

PRODUCTION PAYMENT BY GENESIS TO ROYAL GOLD

2.1        Grant of Production Payment. Genesis hereby agrees to convey to Royal Gold a limited term royalty interest (the “Production Payment”) in silver, copper and all other minerals and products produced and sold from the Properties, as provided in this Agreement.

2.2        Deed of Production Payment. Genesis shall convey the Production Payment to Royal Gold by means of a Deed of Production Payment in the form of Exhibit C hereto, to be delivered at Closing.

ARTICLE III

CONDITIONS PRECEDENT TO CLOSING

3.1        Conditions to Obligations of Royal Gold and Genesis at Closing. The respective obligations of Royal Gold and Genesis to effect the Closing are subject to fulfillment of the following conditions:

(a) No order, statute, rule, regulation, executive order, stay, decree, judgment, or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the effectuation of the Closing; and

(b)         No governmental action or proceeding shall have been commenced or threatened seeking any injunction, restraining or other order which seeks to prohibit, restrain, invalidate or set aside the effectuation of the Closing.

3.2        Additional Conditions to Obligations of Royal Gold at Closing. The obligations of Royal Gold to make the Royal Gold Payment and to perform its other obligations at Closing are subject to the condition precedent that Royal Gold shall have received, on or before the Closing Date (defined in Section 4.1) the following, each in form and substance satisfactory to Royal Gold:

(a)          Title Opinion. A written title opinion by Montana counsel, which concludes that [subject only to the rights and interests of ASARCO Incorporated (“Asarco”) pursuant to the Asset Purchase and Sale Agreement between it, as Seller, and Sterling Mining Company (“Sterling”, now Revett Silver Company,  “Revett”), as Buyer, dated effective as of September 9, 1999, as amended (the “Asarco Agreement”), and of Kennecott Montana Company (“Kennecott”) pursuant to the Asset Purchase and Sale Agreement between it, as Seller, and  Genesis and Sterling, collectively, as Buyer, dated effective February 21, 2001 (the “Kennecott Agreement”)]:

(i)                                     with respect to Properties that are patented mining claims or fee properties, Genesis owns those Properties free and clear of all liens and encumbrances, except those specifically identified in Part 2 of Exhibit A hereto; and

(ii)                                  with respect to Properties that are unpatented mining claims, except as specifically identified in Part 2 of Exhibit A hereto and subject to the paramount title of the United States: (A) location notices and certificates were properly filed and recorded in the appropriate local, state and federal records; (B) assessment work affidavits, notices of intention to hold and other filings necessary to maintain the claims through September 1, 2005 were properly filed and recorded; (C) all maintenance fees necessary to maintain the claims through September 1, 2005 have been properly paid; (D) the claims are free and clear of all liens and encumbrances, except those specifically identified in Part 2 of Exhibit A hereto; and (E) the records examined disclosed no conflicting claims.

(b)         Permits, Bonds and Approvals. Genesis shall have received all permits (including but not limited to the Operating Permit from the Montana Department of Environmental Quality and all necessary explosives permits), bonds and approvals (including but not limited to approval of Genesis’ Plan of Operations by the United States Forest Service) necessary for Genesis to conduct the operations contemplated by the “Independent Technical Report on the Troy Cu-Ag Project, Montana”, dated August 16, 2004, prepared by SRK Consulting (CANADA) INC. (the “Feasibility Study”). Notwithstanding the foregoing sentence, Royal Gold agrees and understands that, in lieu of Genesis receiving said Operating Permit, bonds, approval of Plan of Operations and other permits, Genesis and Revett have entered into contracts with Asarco whereby Asarco shall remain the party to the Operating Permit, bonds, Plan of Operations and, possibly, other permits; and Genesis and Revett shall make contract and subcontract arrangements, respectively, with Asarco for the conduct of operations on the Properties. Royal Gold agrees that such arrangements are an acceptable alternative to Genesis being the permitee or party to the bonds, on the condition that, prior to Closing, the State of Montana approves in writing of that procedure.

(c)          Genesis’ Representations and Warranties. Genesis’ representations and warranties in Article V of this Agreement shall be true and correct as of the date hereof, and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all material respects, except for breaches that have been cured before Closing.

(d)         Deliveries at Closing. Genesis and Revett shall have executed and delivered to Royal Gold at Closing all documents described in Section 4.2.

(e)          No Material Adverse Change. No material adverse change to the physical condition or permitting status of the Troy Mine shall have occurred prior to Closing.

(f)            Tailings Pipeline. Written documentation and data that demonstrate that the tailings pipeline at the Troy Mine is in satisfactory condition, as well as a written inspection and maintenance protocol for that pipeline.

3.3        Additional Conditions to Obligations of Genesis at Closing. The obligations of Genesis to effect the Closing are contingent upon the fulfillment of the following additional conditions:

(a)          Royal Gold’s Representations and Warranties. Royal Gold’s representations and warranties in Article VI shall be true and correct as of the date hereof, and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all material respects, except for breaches that have been cured prior to Closing.

(b)         Deliveries at Closing. Royal Gold shall have delivered to Genesis at Closing the items described in Section 4.3.

ARTICLE IV

CLOSING

4.1        Closing Date. The deliveries described in Sections 4.2 and 4.3 (“Closing”) shall occur at Royal Gold’s Denver, Colorado offices as soon as possible after each condition precedent set forth in Sections 3.1, 3.2 and 3.3 has been met or, in the alternative, waived by the party to whose Closing obligation the condition precedent applies, but in no event later than October 15, 2004 (“Closing Date”), or at such other location or locations and date as the parties hereto may mutually agree.

4.2        Deliveries by Genesis and Revett at Closing. At Closing:

(a)           Genesis shall deliver to Royal Gold a duly executed and notarized Deed of Production Payment in the form attached as Exhibit C hereto;

(b)          Genesis and Revett shall deliver to Royal Gold a duly signed Opinion of Counsel in the form of Exhibit D hereto; and

(c)           Genesis shall deliver to Royal Gold signed certificates of duly authorized officers of Genesis and Revett confirming that, as at the Closing Date, all of the warranties of Genesis contained in this Agreement are true, complete and correct, as if made on such date, and that Genesis has performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by Genesis at or prior to Closing.

4.3        Deliveries by Royal Gold at Closing. At Closing:

(a)          Royal Gold shall remit to Genesis the Royal Gold Payment  by wire transfer to an account designated in writing by Genesis; and

(b)         Royal Gold shall deliver to Genesis a signed certificate of a duly authorized officer of the company confirming that, as at the Closing Date, all of the warranties of Royal Gold contained in this Agreement are true, complete and correct, as if made on such date, and that Royal Gold has performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by Royal Gold at or prior to Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF GENESIS

Genesis hereby represents and warrants to Royal Gold as follows:

5.1        Due Organization, Good Standing and Authority. Genesis is duly organized, validly existing and in good standing under the laws of the State of Montana. Genesis has the full power, authority and legal right to: (a) own its assets and properties (including but not limited to the Properties) and to conduct its business as now being conducted, and (b) incur its obligations under this Agreement and each other document and instrument to be executed by it pursuant to this Agreement and to perform the terms hereof and thereof applicable to it.

5.2        Due Authorization; Non-contravention. The execution by Genesis of this Agreement and the Deed of Production Payment and the performance of all transactions contemplated hereby and thereby, have been duly authorized by all necessary action, corporate and otherwise, and do not and will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of,  any authorization, consent, approval, exemption or other action by any court or administrative or governmental body.

5.3        Validity. This Agreement is, and the Deed of Production Payment when executed and delivered hereunder, will be, legal, valid and binding obligations of Genesis enforceable against Genesis in accordance with their respective terms.

5.4        Litigation. Except as set forth in Exhibit E hereto, there is no action, suit or proceeding at law or in equity, by or before any governmental or regulatory authority, court or other tribunal now pending (or, to the best knowledge of Genesis, threatened) against or affecting Genesis or Revett or any of the Properties.

5.5        Title to Properties.  Title to the Properties is as set forth in Subsections 3.2(a)(i) and (ii), and Genesis is in exclusive possession of the Properties and has no knowledge of any adverse claims to any of the Properties, other than as set forth in Part 2 of Exhibit A.

5.6        Compliance with Laws. With respect to the Properties and the Troy Mine, Genesis has complied with all applicable local, state and federal laws and regulations, and

Genesis is not aware of any investigations (other than routine inspections) underway by any governmental agency with respect to the Properties or the Troy Mine.

5.7        Permits. Genesis has obtained, or as of the Closing Date, will have obtained, all permits, bonds and approvals necessary for Genesis to conduct the operations contemplated by the Feasibility Study; or, in the alternative, it and Revett shall have entered into the contracts with Asarco and received the approval of same, as set forth in Section 3.2(b).

ARTICLE VI

ROYAL GOLD’S REPRESENTATIONS AND WARRANTIES

Royal Gold hereby represents and warrants to Genesis as follows:

6.1        Due Organization, Good Standing and Authority. Royal Gold is duly organized, validly existing and in good standing under the law of the States of Delaware and Colorado.  Royal Gold has the full power, authority and legal right to: (a) conduct its business as now being conducted, and (b) incur its obligations under this Agreement and to perform the terms hereof and thereof applicable to it.

6.2        Due Authorization; Non-contravention. The execution by Royal Gold of this Agreement and the performance of all transactions contemplated hereby have been duly authorized by all necessary action, corporate and otherwise, and does not and will not: (a) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, (b) result in a violation of, or (c) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body.

6.3        Validity. This Agreement is legal, valid and a binding obligation of Royal Gold enforceable against Royal Gold in accordance with its terms.

ARTICLE VII

INTERIM PERIOD

Genesis and Royal Gold covenant and agree that between the date of this Agreement and the Closing Date:

7.1        Access. Royal Gold, its counsel, consultants, accountants and other representatives shall be permitted reasonable access during normal business hours to inspect the Properties and the Troy Mine.

7.2        Ordinary Course. Except as otherwise requested by Royal Gold in writing, Genesis shall, to the best of its ability, maintain the Properties and the Troy Mine in the ordinary course consistent with past practice (except as otherwise provided herein or for events beyond Genesis’ reasonable control).

7.3        Work Diligently Towards Closing. Genesis and Royal Gold each shall use its reasonable best efforts to work diligently, including but not limited to obtaining all governmental approvals and filings, towards completing the transactions contemplated by this Agreement on or before the Closing Date.

7.4        Prompt Notification of Breach. Genesis and Royal Gold each shall use its reasonable best efforts to notify the other party of any breach of any of the notified party’s representations, warranties, covenants or agreements to be breached.  The parties shall remain obligated to close the transaction hereunder provided that any such breach is cured prior to Closing.

ARTICLE VIII

POST-CLOSING COVENANTS

8.1        Maintenance of Existence. Genesis shall preserve and maintain its legal existence and all of its rights, privileges and franchises necessary for the proper conduct of its business (including but not limited to the operation and development of the Troy Mine) and will remain qualified to do business in the State of Montana.

8.2        Compliance with Laws. Genesis will comply with all requirements of applicable local, state and federal laws and regulations and shall maintain in full force and effect all permits, approvals and authorizations necessary to conduct its operations in the manner contemplated by the Feasibility Study.

8.3        Use of Royal Gold Payment Proceeds. Genesis shall not use the Royal Gold Payment proceeds for any purposes other than those contemplated by the Feasibility Study Budget, unless authorized otherwise in writing by Royal Gold, which authorization shall not be withheld unreasonably.

8.4        Taxes. Genesis shall pay and discharge all local, state and federal taxes imposed upon it or any of the Properties prior to the date upon which penalties attach thereto and prior to the date that any tax liens attach to the Properties.

8.5        Protection from Liens and Encumbrances and Defense of Title to Properties. Genesis shall maintain the Properties free and clear of all liens and encumbrances, other than those related to project financing for the Troy Mine; provided, however, that such project financing liens shall be and remain subordinate to the Production Payment.  Genesis at all times shall defend title to the Properties and notify Royal Gold in writing promptly upon being informed of any third party challenges to Genesis’ title to any of the Properties.

8.6        Mine-Based Environmental Professional. By no later than December 1, 2004, Genesis shall have hired a full-time qualified environmental professional, who shall be based at the Troy Mine, and that person shall commence such employment by no later than

January 1, 2005. Genesis shall provide Royal Gold with monthly reports on the status of its efforts to fill that position until it has been filled.

8.7        Rail Siding. By no later than November 1, 2004, Genesis shall have obtained property rights to a rail siding sufficient for stockpiling and loading concentrates onto rail cars for shipment to one or more purchasers. Genesis shall provide Royal Gold with monthly reports on the status of its efforts to obtain those property rights until it has obtained same.

8.8        Final Marketing Agreement. Genesis diligently shall work to complete and execute a “Final Agreement” between it and Trafugura AG (“Trafigura”) by no later than November 1, 2004, as defined in and contemplated by the Memorandum of Agreement currently in effect between it and Trafigura.

8.9        Inspection and Maintenance of Tailings Pipeline. Genesis shall inspect and maintain the tailings pipeline at the Troy Mine in accordance with best industry practices, which shall include at a minimum, but shall not be limited to, compliance with the protocol described in Section 3.2(f) above.

8.10 Royal Gold Right to Notice and Option to Cure in Event of Genesis Default Under   Kennecott Note or Mortgage. Royal Gold and Genesis hereby acknowledge and recognize that Genesis is a party to a Promissory Note (the “Note”) in the principal amount of $5,000,000, dated February 21, 2000, as amended by Third Amendment dated February 1, 2003 (the “Third Amendment”), from Genesis and Sterling, collectively as “Maker”, to Kennecott Montana Company (“Kennecott”, with Kennecott and any subsequent holder of the Note referred to herein and in the Note as “Payee”), as “Lender”. The Note is secured by a Mortgage, Security Agreement and Financing Statement, dated February 21, 2000 (the “Mortgage”), from Genesis, as “Mortgagor”, to Kennecott, as “Mortgagee”.  Genesis hereby agrees that if it receives a notice from the Payee that requests an interest payment, as provided in the Third Amendment, Genesis shall so inform Royal Gold in writing and provide Royal Gold with a copy of that notice within two (2) business days after Genesis’ receipt of same. Genesis shall exercise its best efforts to make payment of that interest payment on or before two (2) days prior to its due date. If Genesis fails to do so, it shall so notify Royal Gold in writing on or before that interest payment due date, in which event Royal Gold shall have the exclusive right and option, but not the obligation, to make such payment. If Genesis defaults in any of its other obligations under either the Note or Mortgage and receives a notice of default from the Payee pursuant to either the Note or Mortgage, Genesis shall so inform Royal Gold in writing and provide Royal Gold with a copy of the default notice within two (2) business days after Genesis’ receipt of same. Genesis then shall exercise its best efforts to cure the default within twenty (20) days after its receipt of the default notice. If Genesis fails to cure, or determines that it is unable to cure, the default within that time period, it shall so notify Royal Gold by telephone, facsimile and e-mail on or before the first business day after the twentieth (20th) day, after which Royal Gold shall have the exclusive right and option, but not the obligation, to cure the default cited by the Payee in its notice to Genesis. Genesis further agrees that Royal Gold shall have the exclusive right and option, but not the obligation, to assume the position of the Payee under the Note and under the Mortgage in the event that the Payee commences foreclosure proceedings pursuant to the Mortgage; provided, however, that Royal Gold would extend the Term of the Note (as defined in the Third Amendment) to February 21, 2010. If for any reason Royal Gold is unable to obtain the Payee’s agreement to Royal Gold’s assumption of Payee’s position, Genesis agrees that Royal Gold shall, have the exclusive right and option, but not the obligation, to pay off the remaining balance due under the Note, in which event Genesis shall execute a replacement promissory note, as a Maker, with Royal Gold as the Payee. That replacement note shall be for the same principal amount and interest and shall contain the same other provisions as those contained in the Note, provided, however, that the Term of the replacement note shall be extended to February 21, 2010. The replacement note shall be secured by a replacement security instrument that contains the same terms and conditions and encumbers the same properties and interests as the Mortgage, with the exception that the replacement security instrument shall reflect the extended term of the replacement note.

ARTICLE IX

TERMINATION

9.1        Right to Terminate. This Agreement may be terminated under the following circumstances:

(a)          by mutual written consent of both Royal Gold and Genesis; or

(b)         by either Royal Gold or Genesis if Closing has not occurred by October 15, 2004 (or such other Closing Date mutually agreed upon in writing by the parties), other than due to the failure of  the party seeking termination to comply fully with its obligations under this Agreement.

9.2        Effect of Termination. Each party’s right of termination under Section 9.1(b) is in addition to any other rights that it may have under this Agreement or otherwise, and the exercise of a right of termination will not be deemed to be an election of remedies.  If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties hereunder shall terminate; provided, however, that if this Agreement is terminated because one or more conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s breach of its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired. A party shall not be deemed to have breached its obligations under this Agreement if a condition precedent applicable to it is not satisfied, if that party used its reasonable best efforts to work diligently to satisfy that condition.

9.3        Due Diligence Information to be Provided to Genesis. If Closing does not occur, Royal Gold shall provide Genesis with copies of factual, non-interpretive,

non-proprietary information obtained by Royal Gold from its due diligence investigations of the Properties and the Troy Mine.  Such information shall be provided by Royal Gold to Genesis with no representations or warranties by Royal Gold as to its accuracy or completeness.  Any reliance upon or use of such information by Genesis, Revett or any parties to whom they provide same shall be at those parties’ sole risk and expense.

ARTICLE X

GENERAL PROVISIONS

10.1              Confidentiality. Neither party shall, without the prior written consent of the other party, disclose to any third party (excluding, however, any representative, affiliate, agent, consultant or contractor of the disclosing party who has a bona fide need to be informed) any information or data concerning operations, including but not limited to exploration, on the Properties that is not generally available to the public; provided, however, that upon not less than five (5) days’ prior written notice to the other party setting forth the nature and content of a proposed disclosure, the disclosing party may disclose information or data pertaining to the Properties: (a) to any third party to whom the disclosing party in good faith anticipates selling all or part of its interest hereunder, or (b) to any lender or underwriter from whom the disclosing party is borrowing or raising funds secured by or based upon the Properties, provided that such lender or underwriter executes a confidentiality agreement in a form that is reasonably acceptable to the non-disclosing party.  If a disclosure is, in the good faith judgment of a party, required for compliance with applicable laws, rules, regulations or orders of any governmental agency or stock exchange having jurisdiction over the disclosing party, that party shall provide as much prior notice to the other party of the nature and contents of the proposed disclosure, for the review and comment of the non-disclosing party, as is reasonable possible in the circumstances.

10.2              Expenses. Royal Gold and Genesis each shall bear and pay their own expenses, including attorneys’ fees, incident to the preparation and performance of this Agreement, whether or not the transactions contemplated herein are consummated.

10.3              Amendments. This Agreement shall not be amended or modified except by means of a written instrument that is signed by both Royal Gold and Genesis.

10.4              Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties’ respective successors and assigns.

10.5              Entire Agreement. This Agreement and the Exhibits hereto supersede and replace all prior understandings and agreements between Royal Gold and Genesis regarding the Properties and the Troy Mine, including but not limited to the financing offer dated May 18, 2004.

10.6              No Waiver. No waiver of any breach of any one or more of the conditions or covenants of this Agreement by any party shall be deemed to imply or constitute a waiver of a breach of any other condition or covenant in this Agreement or of a breach of the same condition or covenant in the future.

10.7              Notices. All notices, consents, requests and approvals, any notice of change of address for the purpose of this Section 10.7, and other communications provided for or required herein, shall be given: (a) by personal delivery to the other party, (b) by certified or registered mail, return receipt requested, (c) by reputable overnight courier, or (d) by facsimile that is acknowledged upon receipt. All notices, consents, requests and approvals and other communications provided for or required herein, shall be effective and shall be deemed delivered on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery:

(a)          If to Royal Gold, at:

Royal Gold, Inc.

1660 Wynkoop Street

Suite 1000

Denver, Colorado 80202-1132

Attention: President

Facsimile Number: 303-595-9385

:

(b)         If to Genesis, at:

Genesis Inc., c/o Revett Silver Company

11115 E. Montgomery

                         Suite G

Spokane Valley, Washington 99206

Attention: President

Facsimile Number: 509-891-8901

Either party may, from time-to-time, change its address for future notices hereunder by notice in accordance with this Section 10.7.

10.8              Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Montana, without regard to those principles of conflicts of laws that might otherwise require the application of the laws of another jurisdiction.

10.9              Exhibits. All Exhibits referred to in this Agreement hereby are incorporated into this Agreement by reference.

10.10        Headings. The various headings used in this Agreement are for convenience only and are not to be used in interpreting the text of the Article or Section in which they appear or to which they relate.

10.11        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

10.12        Authority. By their signatures below, each respective signatory represents that he or she has the express authority of the party for which he or she executes this Agreement and further has the express authority to bind his or her principal to the terms hereof.

IN WITNESS WHEREOF, Royal Gold and Genesis have caused this Agreement to be executed the day and year first above written.

ROYAL GOLD, INC.

By:

Name:

Title:

GENESIS INC.

By:

Name:

Title: